News Release

For further information:

Hooper Holmes
Burt R. Wolder
Senior Vice President
(908) 953-6249

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces First-Quarter 2011 Results

BASKING RIDGE, N.J., May 13, 2011 -- Hooper Holmes (NYSE Amex:HH) today announced financial results for the quarter ended March 31, 2011.

Consolidated revenues totaled $40.6 million for the first quarter of 2011, representing a 3% revenue decline from $41.9 million in the first quarter of 2010. The Company recorded a net loss of $0.1 million for the first quarter of 2011, or $0.00 per share, compared to a net loss of $0.7 million, or $0.01 per share, in the first quarter of 2010. The net loss for each of the first quarters of 2011 and 2010 included $0.1 million of restructuring charges.

First quarter 2011 revenues by service line:

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Portamedic revenue declined 8% to $28.6 million in the first quarter of 2011 compared to $31.1 million in the first quarter of 2010, primarily due to a 6% decline in paramedical exams completed during the quarter, along with a 3% decrease in revenue per exam.

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Heritage Labs revenue totaled $3.1 million for the first quarter of 2011, an increase of 8% compared to the first quarter of 2010, primarily attributable to an increase in demand for lab testing services, along with increased revenue per specimen tested.

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Hooper Holmes Services revenue totaled $5.5 million for the first quarter of 2011, basically flat in comparison to the comparable prior year period, as a result of increased demand for outsourced underwriting services, offset by reduced revenue in medical records collection services.

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Health & Wellness revenue totaled $3.4 million for the first quarter of 2011, a 36% increase from the first quarter of 2010, primarily due to a 38% increase in health screenings completed during the quarter.

Net cash used in operations approximated $1.0 million in the first quarter of 2011, primarily attributable to an increase in accounts receivable during the first quarter as a result of seasonal payment trends. Capital expenditures totaled $0.9 million in the first quarter of 2011. As of March 31, 2011, cash and cash equivalents totaled $19.3 million, with no outstanding borrowings under the Company's credit facility.

“As we have stated, our goal in 2011 is to reduce past revenue declines, and we made progress in the first quarter,” said Ransom J. Parker, President and CEO of Hooper Holmes. “In addition, I am pleased with the continued growth of our Health & Wellness business, and by improvements made at Heritage Labs. We remain focused on implementing targeted investments, and on plans to strengthen sales, quality of service and IT programs.”

Larry Ferguson, Chairman of the Board of Hooper Holmes, commented: “Actions to improve performance remain our top priority. We believe we are on the right path towards returning the Company to growth and profitability.”

Conference Call

The Company will host a conference call, today, May 13, 2011 at 11:00 a.m. ET to discuss 1st quarter 2011 results.

To participate in the conference call, please dial 877-941-8418 or internationally 480-629-9809 conference ID 4438968 five to ten minutes before the call is scheduled to begin. A live web cast will be hosted on the Company's web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available from 2:00 p.m. on May 13, 2011 until midnight on May 20, 2011, by dialing 877-870-5176 or internationally 858-384-5517. The access code for the replay is 4438968.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With a presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four service lines. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Health & Wellness provides a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; the level of our liquidity; operating cash flows; customer and creditor concerns about our financial health; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company's business is set forth in the Company's annual report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 14, 2011. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

HOOPER HOLMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months ended March 31, 2011	Three Months ended March 31, 2010
Revenues	$ 40,577	$ 41,918
Cost of operations	29,608	30,749
Gross profit	10,969	11,169
Selling, general and administrative expenses	10,880	11,710
Restructuring charges	56	108
Operating income (loss)	33	(649)
Other income (expense):		
Interest income (expense), net	14	47
Other expense	(81)	(88)
	(67)	(41)
Loss before income taxes	(34)	(690)
Income tax expense	23	14
Net loss	$ (57)	$ (704)
Basic and diluted loss per share:		
Basic	$ -	$ (0.01)
Diluted	$ -	$ (0.01)
Weighted average number of shares:		
Basic and diluted	69,589,587	68,997,365

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